Pricing Supplement No. 18,106 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 27, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $6,987,000 Market-Linked Notes

Linked to a Basket of International Indices due August 29, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Investment Description

These Market-Linked Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Notes provide a return at maturity linked to the performance of a weighted basket of international indices (the “Basket”), consisting of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index, each of which we refer to as an “Underlier.” If the Basket Return is positive over the term of the Notes, MSFL will pay you at maturity the principal amount plus a return equal to the product of (i) the principal amount multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate, which is 113%. If the Basket Return is zero or negative over the term of the Notes, MSFL will pay you at maturity only your principal amount. These long-dated Notes are for investors who are concerned about principal risk but seek an equity basket-based return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive an enhanced return based on the appreciation of the Basket. Investing in the Notes involves significant risks. You will not receive interest or dividend payments during the term of the Notes. You may receive little or no return on your investment in the Notes. MSFL will repay your full principal amount only if you hold the Notes to maturity. The Notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑ Enhanced Growth Potential — If the Basket Return is positive over the term of the Notes, the Participation Rate feature will provide leveraged exposure to any positive Basket Return, and MSFL will pay you at maturity the principal amount plus a return equal to the principal amount multiplied by the Basket Return multiplied by the Participation Rate.

❑ No Downside Market Exposure at Maturity — If you hold the Notes to maturity, MSFL will pay you at least your full principal amount, regardless of the performance of the Basket. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

	Trade Date	August 27, 2026
	Original Issue Date	August 31, 2026
	Determination Date*	August 27, 2031
	Maturity Date*	August 29, 2031

* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “—Description of Equity-Linked Notes—Market Disruption Event” in the accompanying product supplement and “Postponement of Maturity Date” under “Additional Terms of the Notes” below.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF OURS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

This pricing supplement relates to Market-Linked Notes Linked to a Basket of International Indices. The Notes are offered at a minimum investment of $1,000, or 1 Note, and integral multiples of $1,000 in excess thereof.

Basket	Basket Weighting	Initial Level	Initial Basket Level	Participation Rate	CUSIP	ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40%	6,424.73	100	113%	61781DVS4	US61781DVS43
Nikkei Stock Average (Bloomberg ticker: NKY)	25%	66,131.98
FTSE® 100 Index (Bloomberg ticker: UKX)	17.50%	10,792.54
Swiss Market Index® (Bloomberg ticker: SMI)	10%	14,384.37
S&P®/ASX 200 Index (Bloomberg ticker: AS51)	7.50%	9,038.194

See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, index supplement, tax supplement and prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$949.40 per Note. See “Additional Information about Morgan Stanley and the Notes” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Note	$1,000	$35	$965
Total	$6,987,000	$244,545	$6,742,455

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $35 for each Note it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 23 of this pricing supplement.

(2)  See “Use of Proceeds and Hedging” on page 23.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Notes

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement, the index supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005467/dp244133_424b2-pseln.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley,” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Notes” refers to the Market-Linked Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement,” “index supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the product supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026 respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Trade Date is less than $1,000. We estimate that the value of each Note on the Trade Date is $949.40.

What goes into the estimated value on the Trade Date?

In valuing the Notes on the Trade Date, we take into account that the Notes comprise both a debt component and a performance-based component linked to the Underliers. The estimated value of the Notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underliers, instruments based on the Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread , which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Notes?

In determining the economic terms of the Notes, including the Participation Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Notes?

The price at which MS & Co. purchases the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦You seek exposure to the upside performance of the Basket, and believe that it will appreciate over the term of the Notes.

♦You understand the characteristics of the Underliers.

♦You can tolerate receiving only your principal amount at maturity if the Basket remains unchanged or declines over the term of the Notes.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦You are willing to invest in the Notes based on the Participation Rate of 113%.

♦You do not seek current income from your investment and are willing to forgo dividends paid on any of the constituent stocks of the Underliers.

♦You are willing to hold the Notes to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the Underliers.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦You believe that the level of the Basket will decline over the term of the Notes.

♦You do not understand the characteristics of the Underliers.

♦You cannot tolerate the possibility of receiving only the principal amount if the Basket remains unchanged or declines over the term of the Notes.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦You are unwilling to invest in the Notes based on the Participation Rate of 113%.

♦You seek a current income from your investment or prefer to receive the dividends paid on the constituent stocks of the Underliers.

♦You are unable or unwilling to hold the Notes to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You do not understand or are not willing to accept the risks associated with the Underliers.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on S-22 of the accompanying product supplement and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Notes. For more information about the Underliers, see the information set forth under “EURO STOXX 50® Index,” “Nikkei Stock Average,” “FTSE® 100 Index,” “Swiss Market Index®” and “S&P®/ASX 200 Index” on pages 12, 14, 16, 18 and 20, respectively.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Note)	$1,000 (1 Note)
Principal Amount	$1,000 per Note
Term	Approximately 5 years
Basket	The Notes are linked to a weighted basket of indices, each of which we refer to as an “Underlier,” as follows:
	EURO STOXX 50® Index	40%
	Nikkei Stock Average	25%
	FTSE® 100 Index	17.50%
	Swiss Market Index®	10%
	S&P®/ASX 200 Index	7.50%
Payment at Maturity (per Note)

MSFL will pay you a cash payment at maturity linked to the performance of the Basket during the term of the Notes, as follows:

If the Basket Return is greater than zero, MSFL will pay you an amount equal to:

$1,000 + [($1,000 × (Basket Return × Participation Rate)];

If the Basket Return is zero or negative, MSFL will pay you the $1,000 principal amount and you will not receive any return on your investment.

In no event will the payment due from MSFL at maturity be less than $1,000 per Note.

Participation Rate	113%
Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level

On the Determination Date, the Final Basket Level is calculated as:

100 × [1 + (SX5E Return × 40%) +
(NKY Return × 25%) + (UKX Return × 17.50%) + (SMI Return × 10%) + (AS51 Return × 7.50%)]

Each of the returns set forth in the formula above refers to the return of the relevant Underlier, which represents the percentage change from the Initial Level for that Underlier to the Final Level for that Underlier.

Trade Date	August 27, 2026
Original Issue Date	August 31, 2026
Determination Date	August 27, 2031*
Maturity Date	August 29, 2031*
Initial Level

In the case of the EURO STOXX 50® Index, 6,424.73; in the case of the Nikkei Stock Average, 66,131.98; in the case of the FTSE® 100 Index, 10,792.54; in the case of the Swiss Market Index®, 14,384.37; and in the case of the S&P®/ASX 200 Index, 9,038.194; each of which is the Closing Level of such Underlier on the Trade Date.

Final Level	With respect to each Underlier, the Closing Level of such Underlier on the Determination Date.
CUSIP / ISIN	61781DVS4 / US61781DVS43
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “—Description of Equity-Linked Notes—Market Disruption Event” in the accompanying product supplement and “Postponement of Maturity Date” under “Additional Terms of the Notes” below.

Investment Timeline

The Initial Levels were observed, the Initial Basket Level was set to 100 and the Participation Rate was set.

The Final Basket Level and Basket Return are determined as of the Determination Date.

If the Basket Return is greater than zero, MSFL will pay you a cash amount per Note at maturity equal to:

$1,000 + [($1,000 × (Participation Rate × Basket Return)];

If the Basket Return is zero or negative, MSFL will pay you the $1,000 principal amount and you will not receive any return on your investment.

In no event will the payment due from MSFL at maturity be less than $1,000 per Note.

Investing in the Notes involves significant risks. The Notes do not pay interest. YOU MAY RECEIVE LITTLE OR NO RETURN ON YOUR INVESTMENT IN THE NOTES. MSFL will repay The full principal amount only if you hold the Notes to maturity. Any payment on the Notes, including the repayment of principal, is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. The material risks that apply to the Notes are summarized here, but we urge you to also read the “Risk Factors” section in the accompanying prospectus and the accompanying product supplement, index supplement and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Notes.

Risks Relating to an Investment in the Notes

♦The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Notes at maturity is linked to the performance of the Basket and depends on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is less than or equal to 0%, MSFL will pay you only the principal amount of $1,000 for each Note you hold at maturity. Accordingly, the return on your investment in the Notes may be zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, if the Basket does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a return, if any, based on the performance of the Basket.

♦The Participation Rate applies only if you hold the Notes to maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Basket’s Return even if such return is positive. You can receive the full benefit of the Participation Rate from MSFL only if you hold your Notes to maturity.

♦No interest payments — MSFL will not make any interest payments with respect to the Notes.

♦The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Notes – Investors are dependent on our ability to pay all amounts due on the Notes at maturity, and, therefore, you are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦Repayment of the principal amount applies only at maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss even if the Basket’s Return at the time of sale is positive. You will receive the principal amount of the Notes from MSFL only at maturity, subject to our creditworthiness.

♦The market price of the Notes will be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market (if at all), including:

othe value of each of the Underliers at any time,

othe volatility (frequency and magnitude of changes in value) of each of the Underliers,

odividend rates on the securities included in the Underliers,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underliers or equities markets generally and which may affect the Final Levels,

otime remaining until the Notes mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Notes at the time of issuance and the price you will receive if you are able to sell your Notes prior to maturity, as the Notes are comprised of both a debt component and a performance-based component linked to the Underliers, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underliers. Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the other factors described above. For example, you may have to sell your Notes at a substantial discount from the principal amount of $1,000 per Note if the values of the Underliers at the time of sale are at, below or moderately above their Initial Levels or if market interest rates rise. You cannot predict the future performance of the Underliers based on their historical performance.

♦The amount payable on the Notes is not linked to the levels of the Underliers at any time other than the Determination Date. The Final Basket Level will be based on the Closing Levels of the Underliers on the Determination Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if some or all of the Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the levels of the Underliers prior to such drop. Although the actual levels of the Underliers on the stated Maturity Date or at other times during the term of the Notes may be higher than their Final Levels, the Payment at Maturity will be based solely on the Closing Levels of the Underliers on the Determination Date as compared to their Initial Levels.

♦Investing in the Notes is not equivalent to investing in the Underliers or the stocks composing the Underliers. Investing in the Notes is not equivalent to investing in the Underliers or the stocks that constitute the Underliers. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underliers. Additionally, the Underliers are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underliers, would also reflect dividends paid on such stocks. The return on the Notes will not include such a total-return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Notes in the Issue Price reduce the economic terms of the Notes, cause the estimated value of the Notes to be less than the Issue Price and will adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Notes in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Notes in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price — These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Notes than those generated by others, including other dealers in the market, if they attempted to value the Notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Notes in the secondary market (if any exists) at any time. The value of your Notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Notes will be influenced by many unpredictable factors” above.

♦The Notes will not be listed on any securities exchange and secondary trading may be limited — The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Notes — One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out hedging activities related to the Notes, including trading in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as in other instruments related to the Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. MS & Co. and some of our other affiliates also trade in the constituent stocks of the Underliers, in futures or options contracts on the constituent stocks of the Underliers, as well as in other instruments related to the Underliers, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Levels of the Underliers, and, therefore, could have increased the levels at or above which the Underliers must close on the Determination Date before you would receive a payment at maturity that exceeds your initial investment in the Notes. Additionally, such hedging or trading activities during the term of the Notes, including on the Determination Date, could adversely affect the Closing Levels of the Underliers on the Determination Date and, accordingly, the amount of cash payable to an investor at maturity.

♦Potential conflict of interest — As Calculation Agent, MS & Co. has determined the Initial Levels and the Participation Rate, will determine the Final Levels, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlier or calculation of the Final Basket Level in the event of a discontinuance of an Underlier or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—General Terms of the Notes—Some Definitions” and “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Notes on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underliers to which the Notes are linked.

♦You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underliers

♦Changes in the values of one or more of the Underliers may offset changes in the values of the others, and movements in the values of the Underliers may not correlate with each other. At a time when the values of one or more Underliers increase, the values of the other Underliers may not increase as much, or may even decline. Therefore, in calculating the Basket Return, increases in the values of one or more Underliers may be moderated, or wholly offset, by lesser increases or declines in the values of the other Underliers. This will be further impacted by the different weightings of the Underliers in the Basket. Changes in the more heavily weighted Underliers will have a greater impact on the value of the Notes than changes in the lower weighted Underliers.

♦The Notes are subject to risks associated with investments in securities linked to the value of foreign equity securities – The Notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underliers are traded in foreign currencies, the value of your Notes (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦Governmental regulatory actions could result in material changes to the composition of the Underliers and could negatively affect your return on the Notes. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underliers, depending on the nature of such governmental regulatory actions and the Underlier constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlier constituent stocks that have (or historically have had) significant weights within the applicable Underlier, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlier and, therefore, your return on the Notes.

♦Adjustments to any of the Underliers could adversely affect the value of the Notes. The Underlier Publisher for each Underlier is responsible for calculating and maintaining such Underlier. The applicable Underlier Publisher may add, delete or substitute the stocks constituting such Underlier or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlier, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlier. The Underlier Publisher may discontinue or suspend calculation or publication of any of the Underliers at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlier that is comparable to the discontinued Underlier, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underliers and, consequently, the value of the Notes.

Hypothetical Payments on the Notes at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this pricing supplement.

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Initial Basket Level. We cannot predict the Final Basket Level on the Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 principal amount of Notes on a hypothetical offering of the Notes, and reflect the Participation Rate of 113% and the following terms:

Investment term:	Approximately 5 years
Principal amount:	$1,000
Initial Basket Level:	100
Participation Rate:	113%

Example 1 — The level of the Basket increases to a Final Basket Level of 120. The Basket Return is calculated as follows:

(120 – 100) / 100 = 20%

Because the Basket Return is greater than zero, the Payment at Maturity for each $1,000 principal amount of Notes is calculated as follows:

$1,000 + [($1,000 × (Basket Return × Participation Rate)]

 = $1,000 + [($1,000 × (20% × 113%)]

 = $1,000 + $226

 = $1,226

Because the Basket Return is 20%, MSFL will pay you $1,226 for each $1,000 principal amount at maturity.

Example 2 — The level of the Basket decreases to a Final Level of 50. The Basket Return is negative and expressed as a formula:

Basket Return = (50 – 100) / 100 = -50.00%

Payment at Maturity = $1,000

Because the Basket Return is less than zero, MSFL will pay you only the $1,000 principal amount at maturity and you will not receive any positive return on your investment.

The table below illustrates the Payment at Maturity for a hypothetical range of Basket Returns and does not cover the complete range of possible payouts at maturity.

Basket Return	Final Basket Level	Principal Amount	Participation Rate	Payment at Maturity	Hypothetical Return on $1,000 Note(1)
100%	200	$1,000	113%	$2,130.00	113.00%
90%	190	$1,000	113%	$2,017.00	101.70%
80%	180	$1,000	113%	$1,904.00	90.40%
70%	170	$1,000	113%	$1,791.00	79.10%
60%	160	$1,000	113%	$1,678.00	67.80%
50%	150	$1,000	113%	$1,565.00	56.50%
40%	140	$1,000	113%	$1,452.00	45.20%
30%	130	$1,000	113%	$1,339.00	33.90%
20%	120	$1,000	113%	$1,226.00	22.60%
10%	110	$1,000	113%	$1,113.00	11.30%
0%	100	$1,000	N/A	$1,000	0%
-10%	90	$1,000	N/A	$1,000	0%
-20%	80	$1,000	N/A	$1,000	0%
-30%	70	$1,000	N/A	$1,000	0%
-40%	60	$1,000	N/A	$1,000	0%
-50%	50	$1,000	N/A	$1,000	0%
-60%	40	$1,000	N/A	$1,000	0%
-70%	30	$1,000	N/A	$1,000	0%
-80%	20	$1,000	N/A	$1,000	0%
-90%	10	$1,000	N/A	$1,000	0%
-100%	0	$1,000	N/A	$1,000	0%

* The Basket excludes cash dividend payments on stocks included in the Underliers.

(1) The “Hypothetical Return on $1,000 Note” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount per Note to the purchase price of $1,000 per Note.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a security is a rate of 5.0607% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of securities, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on a security) that will be deemed to have accrued with respect to a security during each calendar period.

Projected Payment Date(s)	Projected Payment(s) (per $1,000)	Accrued OID During Calendar Period (per $1,000)	Total Accrued OID (per $1,000)
December 30, 2026	$0.0000	$16.8690	$16.8690
June 30, 2027	$0.0000	$25.7303	$42.5993
December 30, 2027	$0.0000	$26.3814	$68.9807
June 30, 2028	$0.0000	$27.0490	$96.0297
December 30, 2028	$0.0000	$27.7334	$123.7631
June 30, 2029	$0.0000	$28.4351	$152.1982
December 30, 2029	$0.0000	$29.1546	$181.3528
June 30, 2030	$0.0000	$29.8924	$211.2452
December 30, 2030	$0.0000	$30.6487	$241.8939
June 30, 2031	$0.0000	$31.4243	$273.3182
August 29, 2031	$1,283.8790	$10.5608	$283.8790

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from the Eurozone. The underlying index publisher with respect to the EURO STOXX 50® Index is STOXX® Limited, or any successor thereof. The EURO STOXX 50® Index was first published on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through August 27, 2026. The Closing Level of the EURO STOXX 50® Index on August 27, 2026 was 6,424.73. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	3,926.20	3,481.44	3,919.21
4/1/2021	6/30/2021	4,158.14	3,924.80	4,064.30
7/1/2021	9/30/2021	4,246.13	3,928.53	4,048.08
10/1/2021	12/31/2021	4,401.49	3,996.41	4,298.41
1/1/2022	3/31/2022	4,392.15	3,505.29	3,902.52
4/1/2022	6/30/2022	3,951.12	3,427.91	3,454.86
7/1/2022	9/30/2022	3,805.22	3,279.04	3,318.20
10/1/2022	12/31/2022	3,986.83	3,318.20	3,793.62
1/1/2023	3/31/2023	4,315.05	3,793.62	4,315.05
4/1/2023	6/30/2023	4,408.59	4,218.04	4,399.09
7/1/2023	9/30/2023	4,471.31	4,129.18	4,174.66
10/1/2023	12/31/2023	4,549.44	4,014.36	4,521.44
1/1/2024	3/31/2024	5,083.42	4,403.08	5,083.42
4/1/2024	6/30/2024	5,100.90	4,839.14	4,894.02
7/1/2024	9/30/2024	5,067.45	4,571.60	5,000.45
10/1/2024	12/31/2024	5,041.01	4,729.71	4,895.98
1/1/2025	3/31/2025	5,540.69	4,871.45	5,248.39
4/1/2025	6/30/2025	5,454.65	4,622.14	5,303.24
7/1/2025	9/30/2025	5,529.96	5,165.60	5,529.96
10/1/2025	12/31/2025	5,796.22	5,515.09	5,791.41
1/1/2026	3/31/2026	6,173.32	5,501.28	5,569.73
4/1/2026	6/30/2026	6,328.09	5,633.22	6,328.09
7/1/2026	8/27/2026*	6,551.22	6,204.91	6,424.73

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through August 27, 2026, based on information from Bloomberg. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Nikkei Stock Average

The Nikkei Stock Average, which we also refer to as the Nikkei 225 Index, is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei. The Nikkei Stock Average measures the composite price performance of 225 underlying stocks, which represent a broad cross-section of Japanese industries, trading on the Prime Market of the Tokyo Stock Exchange (the “TSE”). Stocks must be listed on the Prime Market of the TSE in order to be included in the Nikkei Stock Average. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Stock Average) be included in the Nikkei Stock Average. Nikkei first calculated and published the Nikkei Stock Average in 1970. The 225 companies included in the Nikkei Stock Average are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities. For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei Stock Average” in the accompanying index supplement.

Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes, or with the calculation of the return on your investment. For more information, see “Nikkei Stock Average” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Nikkei Stock Average for each quarter in the period from January 1, 2021 through August 27, 2026. The Closing Level of the Nikkei Stock Average on August 27, 2026 was 66,131.98. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Nikkei Stock Average should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Nikkei Stock Average on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	30,467.75	27,055.94	29,178.80
4/1/2021	6/30/2021	30,089.25	27,448.01	28,791.53
7/1/2021	9/30/2021	30,670.10	27,013.25	29,452.66
10/1/2021	12/31/2021	29,808.12	27,528.87	28,791.71
1/1/2022	3/31/2022	29,332.16	24,717.53	27,821.43
4/1/2022	6/30/2022	28,246.53	25,748.72	26,393.04
7/1/2022	9/30/2022	29,222.77	25,935.62	25,937.21
10/1/2022	12/31/2022	28,383.09	25,937.21	26,094.50
1/1/2023	3/31/2023	28,623.15	25,716.86	28,041.48
4/1/2023	6/30/2023	33,706.08	27,472.63	33,189.04
7/1/2023	9/30/2023	33,753.33	31,450.76	31,857.62
10/1/2023	12/31/2023	33,681.24	30,526.88	33,464.17
1/1/2024	3/31/2024	40,888.43	33,288.29	40,369.44
4/1/2024	6/30/2024	39,838.91	37,068.35	39,583.08
7/1/2024	9/30/2024	42,224.02	31,458.42	37,919.55
10/1/2024	12/31/2024	40,281.16	37,808.76	39,894.54
1/1/2025	3/31/2025	40,083.30	35,617.56	35,617.56
4/1/2025	6/30/2025	40,487.39	31,136.58	40,487.39
7/1/2025	9/30/2025	45,754.93	39,459.62	44,932.63
10/1/2025	12/31/2025	52,411.34	44,550.85	50,339.48
1/1/2026	3/31/2026	58,850.27	51,063.72	51,063.72
4/1/2026	6/30/2026	72,366.34	52,463.27	70,062.32
7/1/2026	8/27/2026*	70,474.96	61,434.19	66,131.98

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Nikkei Stock Average from January 1, 2008 through August 27, 2026, based on information from Bloomberg. Past performance of the Nikkei Stock Average is not indicative of the future performance of the Nikkei Stock Average.

FTSE® 100 Index

The FTSE® 100 Index is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 blue-chip companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The underlying index publisher with respect to the FTSE® 100 Index is FTSE International Limited, or any successor thereof. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

“FTSE®” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE® 100 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the FTSE® 100 Index for each quarter in the period from January 1, 2021 through August 27, 2026. The Closing Level of the FTSE® 100 Index on August 27, 2026 was 10,792.54. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the FTSE® 100 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the FTSE® 100 Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	6,873.26	6,407.46	6,713.63
4/1/2021	6/30/2021	7,184.95	6,737.30	7,037.47
7/1/2021	9/30/2021	7,220.14	6,844.39	7,086.42
10/1/2021	12/31/2021	7,420.69	6,995.87	7,384.54
1/1/2022	3/31/2022	7,672.40	6,959.48	7,515.68
4/1/2022	6/30/2022	7,669.56	7,016.25	7,169.28
7/1/2022	9/30/2022	7,550.37	6,881.59	6,893.81
10/1/2022	12/31/2022	7,573.05	6,826.15	7,451.74
1/1/2023	3/31/2023	8,014.31	7,335.40	7,631.74
4/1/2023	6/30/2023	7,914.13	7,446.14	7,531.53
7/1/2023	9/30/2023	7,731.65	7,256.94	7,608.08
10/1/2023	12/31/2023	7,733.24	7,291.28	7,733.24
1/1/2024	3/31/2024	7,952.62	7,446.29	7,952.62
4/1/2024	6/30/2024	8,445.80	7,820.36	8,164.12
7/1/2024	9/30/2024	8,379.64	8,008.23	8,236.95
10/1/2024	12/31/2024	8,385.13	8,025.77	8,173.02
1/1/2025	3/31/2025	8,871.31	8,201.54	8,582.81
4/1/2025	6/30/2025	8,884.92	7,679.48	8,760.96
7/1/2025	9/30/2025	9,350.43	8,774.69	9,350.43
10/1/2025	12/31/2025	9,940.71	9,354.57	9,931.38
1/1/2026	3/31/2026	10,910.55	9,894.15	10,176.45
4/1/2026	6/30/2026	10,667.63	10,195.37	10,497.12
7/1/2026	8/27/2026*	10,908.41	10,472.45	10,792.54

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the FTSE® 100 Index from January 1, 2008 through August 27, 2026, based on information from Bloomberg. Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

Swiss Market Index®

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. The underlying index publisher with respect to the Swiss Market Index® is SIX Group Ltd., or any successor thereof. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

“Swiss Market Index®” and “SMI®” are trademarks of SIX Swiss Exchange. For more information, see “Swiss Market Index®” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Swiss Market Index® for each quarter in the period from January 1, 2021 through August 27, 2026. The Closing Level of the Swiss Market Index® on August 27, 2026 was 14,384.37. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Swiss Market Index® should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Swiss Market Index® on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	11,121.42	10,522.22	11,047.37
4/1/2021	6/30/2021	12,028.45	10,970.93	11,942.72
7/1/2021	9/30/2021	12,545.35	11,485.58	11,642.45
10/1/2021	12/31/2021	12,970.53	11,569.39	12,875.66
1/1/2022	3/31/2022	12,939.17	11,057.06	12,161.53
4/1/2022	6/30/2022	12,528.61	10,451.31	10,741.21
7/1/2022	9/30/2022	11,202.66	10,072.62	10,267.55
10/1/2022	12/31/2022	11,238.20	10,199.32	10,729.40
1/1/2023	3/31/2023	11,435.99	10,516.40	11,106.24
4/1/2023	6/30/2023	11,595.25	11,073.48	11,280.29
7/1/2023	9/30/2023	11,373.21	10,839.06	10,963.50
10/1/2023	12/31/2023	11,209.95	10,323.71	11,137.79
1/1/2024	3/31/2024	11,790.46	11,091.58	11,730.43
4/1/2024	6/30/2024	12,254.76	11,196.67	11,993.83
7/1/2024	9/30/2024	12,451.48	11,510.46	12,168.87
10/1/2024	12/31/2024	12,326.76	11,384.92	11,600.90
1/1/2025	3/31/2025	13,166.68	11,624.02	12,598.12
4/1/2025	6/30/2025	12,686.62	10,887.73	11,921.46
7/1/2025	9/30/2025	12,383.47	11,755.32	12,109.42
10/1/2025	12/31/2025	13,267.48	12,234.50	13,267.48
1/1/2026	3/31/2026	14,014.30	12,320.99	12,776.79
4/1/2026	6/30/2026	14,231.96	12,790.35	14,193.92
7/1/2026	8/27/2026*	14,633.70	14,114.00	14,384.37

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Swiss Market Index® from January 1, 2008 through August 27, 2026, based on information from Bloomberg. Past performance of the Swiss Market Index® is not indicative of the future performance of the Swiss Market Index®.

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is Australia’s large capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index is composed of the 200 largest and most liquid index-eligible stocks listed in the Exchange by float-adjusted market capitalization. The underlying index publisher with respect to the S&P®/ASX 200 Index is S&P® Dow Jones Indices LLC, or any successor thereof. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

“S&P®” is a trademark of Standard and Poor’s Financial Services LLC. For more information, see “S&P®/ASX 200 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P®/ASX 200 Index for each quarter in the period from January 1, 2021 through August 27, 2026. The Closing Level of the S&P®/ASX 200 Index on August 27, 2026 was 9,038.194. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P®/ASX 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the S&P®/ASX 200 Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	6,917.274	6,587.096	6,790.667
4/1/2021	6/30/2021	7,386.174	6,828.694	7,313.023
7/1/2021	9/30/2021	7,628.923	7,196.713	7,332.159
10/1/2021	12/31/2021	7,513.373	7,185.545	7,444.642
1/1/2022	3/31/2022	7,589.757	6,838.282	7,499.588
4/1/2022	6/30/2022	7,592.790	6,433.368	6,568.063
7/1/2022	9/30/2022	7,127.684	6,462.027	6,474.198
10/1/2022	12/31/2022	7,354.418	6,456.866	7,038.688
1/1/2023	3/31/2023	7,558.105	6,898.507	7,177.754
4/1/2023	6/30/2023	7,381.515	7,078.654	7,203.299
7/1/2023	9/30/2023	7,455.917	7,004.033	7,048.637
10/1/2023	12/31/2023	7,614.278	6,772.927	7,590.818
1/1/2024	3/31/2024	7,896.858	7,346.477	7,896.858
4/1/2024	6/30/2024	7,896.858	7,567.283	7,767.470
7/1/2024	9/30/2024	8,269.830	7,649.556	8,269.830
10/1/2024	12/31/2024	8,495.217	8,066.962	8,159.143
1/1/2025	3/31/2025	8,555.806	7,749.066	7,843.424
4/1/2025	6/30/2025	8,592.103	7,343.255	8,542.270
7/1/2025	9/30/2025	9,019.088	8,538.580	8,848.774
10/1/2025	12/31/2025	9,094.711	8,416.501	8,714.308
1/1/2026	3/31/2026	9,200.890	8,365.916	8,481.775
4/1/2026	6/30/2026	8,978.689	8,496.576	8,778.678
7/1/2026	8/27/2026*	9,271.610	8,722.907	9,038.194

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P®/ASX 200 Index from January 1, 2008 through August 27, 2026, based on information from Bloomberg. Past performance of the S&P®/ASX 200 Index is not indicative of the future performance of the S&P®/ASX 200 Index.

Additional Terms of the Notes

If the terms described herein are inconsistent with those described in the product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Level as the “Initial Index Value,” the Final Level as the “Final Index Value” and the Trade Date as the “Pricing Date.”

Index Publishers

With respect to the SX5E Index, STOXX® Limited, or any successor thereto.

With respect to the NKY Index, Nikkei Inc., or any successor thereto.

With respect to the UKX Index, FTSE Russell, or any successor thereto.

With respect to the SMI Index, SIX Group Ltd., or any successor thereto.

With respect to the AS51 Index, S&P® Dow Jones Indices LLC, or any successor thereto.

Interest

None

Bull or Bear Notes

Bull notes

Call Right

The Notes are not callable prior to the Maturity Date.

Postponement of Maturity Date

If the Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Determination Date as postponed.

Equity-linked Notes

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to the Notes when read in conjunction with this document.

Trustee

The Bank of New York Mellon

Calculation Agent

MS & Co.

Issuer Notice to Registered Note Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the Determination Date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Notes to the trustee for delivery to the depositary, as a holder of the Notes, on the Maturity Date.

Use of Proceeds and Hedging

The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds and Hedging” in the accompanying product supplement.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers. Such purchase or sale activity could have increased the Initial Levels of the Underliers, and, therefore, could have increased the levels at or above which the Underliers must close on the Determination Date before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Determination Date, by purchasing and selling the constituent stocks of the Underliers, futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as other instruments related to the Underliers that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Such hedging or trading activities during the term of the Notes could adversely affect the levels of the Underliers, and accordingly, could increase the likelihood of the Final Basket Level being less than or equal to the Initial Basket Level, in which case you will receive no positive return on the Notes. We cannot give any assurance that our hedging activities will not affect the levels of the Underliers and, therefore, adversely affect the value of the Notes or the amount payable at maturity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $35 for each Note it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Notes or the constituent stocks of the Underliers in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the Securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.